Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(3)
to Prospectus dated November 15, 2012	Registration No. 333-184738

NUPATHE INC.

This Prospectus Supplement No. 1 supplements our Prospectus, dated November 15, 2012, relating to the resale of up to an aggregate of 40,778,856 shares of our common stock, representing 5,694,427 outstanding shares of common stock that we sold to certain Selling Stockholders in a series of financings conducted from 2006 to 2010, 84,429 shares of common stock issuable upon the exercise of warrants that we sold to certain Selling Stockholders in 2009, and 35,000,000 shares of common stock issuable to the Selling Stockholders upon the conversion of shares of Series A Preferred Stock and the exercise of warrants that we sold to the Selling Stockholders on October 23, 2012 pursuant to a Securities Purchase Agreement, dated as of September 25, 2012, by and among NuPathe Inc. and the Selling Stockholders.

This Prospectus Supplement No. 1 is incorporated by reference into the Prospectus.  This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Selling Stockholders

On January 2, 2013, Prosight Fund, LP transferred a warrant to purchase 62,500 shares of our common stock to OTA LLC.  This Prospectus Supplement No. 1 supplements the Prospectus to include OTA LLC as a Selling Stockholder of 62,500 shares of common stock that may be acquired upon the exercise of the warrant and the table appearing in the section entitled “Selling Stockholders” is hereby supplemented to include the following information relating to OTA LLC:

	Beneficial Ownership (1)
Name of Selling Stockholder (2)	Number of Shares Beneficially Owned Prior to the Offering (2)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After the Offering (3)	Percent of Class Beneficially Owned After the Offering (1) (3)
OTA LLC (24)	62,500	62,500	0	0%

(24)  Includes 62,500 shares of common stock that may be acquired upon the exercise of a warrant that became exercisable on April 23, 2013.  OTA LLC has indicated to us that Ira M. Leventhal has voting and investment control over the securities held by it.

The foregoing information is based upon information provided to us by or on behalf of the Selling Stockholders listed in this prospectus supplement.

Our business and an investment in our securities involve significant risks.  You should read the section entitled “Risk Factors” on page 8 of the Prospectus and the risk factors incorporated by reference into the Prospectus as described in that section before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2013